EXHIBIT 5

SHUMAKER, LOOP & KENDRICK, LLP
1000 Jackson
Toledo, Ohio  43604

June 29, 2012

Hills Bancorporation
131 Main Street
Hills, Iowa 52235

Re:	Hills Bancorporation Employee Stock Purchase Plan – Issuance of Shares

To Whom It May Concern:

This letter is written in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for the purpose of registering 50,000 common shares, no par value (the “Shares”) of Hills Bancorporation, to be offered and sold pursuant to the Hills Bancorporation Amended and Restated Employee Stock Purchase Plan (the “Plan”).

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if issued in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Sincerely,

Shumaker, Loop & Kendrick, LLP

/s/ Shumaker, Loop & Kendrick, LLP